UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)   October 8, 2004

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania                19102
(Address of Principal Executive Offices)                                               (Zip Code)

Registrant’s telephone number, including area code:           (215) 875-0700

____________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

     On October 8, 2004, Pennsylvania Real Estate Investment Trust (“PREIT”) entered into a Contribution Agreement with Cumberland Mall Management, Inc., Pan American Associates, and Cumberland Mall Investment Associates to purchase 100% of the partnership interests in Cumberland Mall Associates, a New Jersey limited partnership that owns the Cumberland Mall in Vineland, New Jersey. The total purchase price will be approximately $59.5 million, including the assumption of $47.9 million in mortgage debt. The first mortgage is with Wachovia Bank and is for $44.0 million. It has an interest rate of 6.5% and a maturity date of December 2012. The second mortgage is with SunTrust Bank and is for $3.9 million. It has an interest rate of 5.0% and a maturity date of February 2014. The remaining portion of the purchase price will include approximately $10.5 million of units to be issued by PREIT’s operating partnership, which will be valued based on the average of the closing price of PREIT’s common shares on the ten consecutive trading days immediately before the closing date of the transaction. At the option of the owners of Cumberland Mall Associates, up to $1.25 million of the purchase price may be paid in cash in lieu of operating partnership units. A copy of the Contribution Agreement is attached to this report as Exhibit 10.1 and is incorporated by reference herein.

     Cumberland Mall is an approximately 925,000 square foot mall and is anchored by Boscov’s, JC Penney and Value City, and currently has 62 in-line tenants, including American Eagle Outfitters, Gap, Old Navy and Victoria’s Secret. As of August 31, 2004, the in-line occupancy rate for the mall was 98.8% and its in-line sales volume for the trailing twelve months was $328 per square foot. Adjacent to the mall are several outparcel tenants including BJ’s Wholesale Club, which owns its land and building, and Home Depot and Regal Cinemas, which own their buildings subject to ground leases from the mall’s owner. In a related transaction, PREIT’s operating partnership has reached an agreement with Hennis Road, L.L.C., an affiliate of the sellers, to acquire a vacant 1.7 acre land parcel adjacent to the mall for $800,000, which PREIT has included in the aggregate $59.5 million purchase price for the mall. A copy of this Acquisition Agreement is attached to this report as Exhibit 10.2 and is incorporated by reference herein.

     The transaction is expected to be completed in the fourth quarter of 2004, but is subject to customary closing conditions, including the satisfactory completion of PREIT’s due diligence and approval of the current mortgage lenders.

     PREIT-Rubin, Inc. has managed and leased the mall since 1997 for Cumberland Mall Associates. Ronald Rubin, Chairman, Chief Executive Officer and a Trustee of PREIT, and George Rubin, a Vice Chairman and a Trustee of PREIT, control and have substantial ownership interests in Cumberland Mall Associates and the entity that owns the adjacent undeveloped parcel. Accordingly, a committee of non-management trustees was organized to evaluate the transactions on behalf of PREIT. The committee obtained an independent appraisal and found the purchase price to be fair to PREIT. The committee also approved the reduction of the fee payable by Cumberland Mall Associates to PREIT-Rubin, Inc. under the existing management agreement upon the sale of the mall from 3% of the purchase price to 1% of the purchase price. PREIT’s Board of Trustees also approved the transaction.

     This report contains certain “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. These forward-looking statements reflect PREIT’s current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. In particular, certain factors may cause PREIT not to consummate the proposed transaction on the terms described above, or at all, including, without limitation, the satisfaction of closing conditions applicable to the transaction (some of which are beyond PREIT’s control). PREIT does not intend to and disclaims any duty or obligation to update or revise any forward-looking statements set forth in this report to reflect new information, future events or otherwise. Investors are directed to consider the risks and uncertainties discussed in other documents PREIT has filed with the Securities and Exchange Commission and, in particular, PREIT’s Annual Report on Form 10-K for the year ended December 31, 2003.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

10.1
Contribution Agreement, dated as of October 8, 2004, by and among Cumberland Mall Management, Inc., Pan American Associates, Cumberland Mall Investment Associates, Pennsylvania Real Estate Investment Trust, and PREIT Associates, L.P.

	10.2	Acquisition Agreement, dated as of October 8, 2004, by and among Hennis Road, L.L.C. and PREIT Associates, L.P.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: October 12, 2004	By: /s/ Jeffrey A. Linn
Jeffrey A. Linn
Executive Vice President and Secretary

Exhibit Index

10.1	Contribution Agreement, dated as of October 8, 2004, by and among Cumberland Mall Management, Inc., Pan American Associates, Cumberland Mall Investment Associates, Pennsylvania Real Estate Investment Trust, and PREIT Associates, L.P.

10.2	Acquisition Agreement, dated as of October 8, 2004, by and among Hennis Road, L.L.C. and PREIT Associates, L.P.